Exhibit 99.1

PIONEER BANKSHARES, INC.

ANNOUNCES 2010 – 3rd QUARTER EARNINGS

FOR IMMEDIATE RELEASE:

For Inquiries Contact: Thomas R. Rosazza, President/CEO (540) 778-2294

Stanley, VA, October 29, 2010 — Pioneer Bankshares, Inc., (OTC Bulletin Board: PNBI.OB) parent company of Pioneer Bank, reported net earnings of $1.3 million for the period ending September 30, 2010, as compared to $935,000 for the same period of 2009. This represents an increase of 39.04%. Total earnings per share as of September 30, 2010 were $1.26 compared to $0.91 for the same period last year.

The Company had asset growth of approximately $6.2 million through September 30, 2010, with approximately $5.4 million being attributed to increased loan volume. Investments in securities available for sale increased by approximately $356,000 for the period ending September 30, 2010, as compared to total securities available for sale at December 31, 2009. Investments in interest bearing deposits also increased by $4.2 million for the period ending September 30, 2010, while investments in Federal Funds Sold decreased by $1.0 million for the same period compared to balances as of December 31, 2009.

The Company’s deposit portfolio remains relatively stable at approximately $132.0 million as of September 30, 2010. The capital position of the Company remains above regulatory guidelines and is considered to be strong as of September 30, 2010 at $18.9 million, or 11.41% as a percentage of total assets.

The Company’s book value as of September 30, 2010 was $18.35 per share, as compared to a book value of $17.40 per share as of December 31, 2009. This represents an increase of 5.46%. Shareholder dividend payments for the first three quarters of 2010 totaled $0.44 per share compared to $0.43 per share for the same period last year. This represents a year-to-date increase of 2.33% for the company’s shareholders.

Management acknowledges that prevailing economic conditions may have the potential to adversely impact the Company’s operational results, including future earnings, liquidity, and capital resources. Management continually monitors economic factors in an effort to promptly identify specific trends that could have a direct material effect on the Company.

Pioneer Bankshares, Inc. is a one-bank holding company headquartered in Page County, Virginia. It owns and operates Pioneer Bank with six banking locations. The Company’s main branch and corporate office is located in Stanley, Virginia, with other branch locations in Shenandoah, Luray, Harrisonburg, Stanardsville, and Charlottesville, Virginia.

Additional financial information for the period ending September 30, 2010 is included below.

PIONEER BANKSHARES, INC.

CONSOLIDATED BALANCE SHEETS

(In Thousands of Dollars)

	September 30,	December 31,
	2010	2009
	(Unaudited)	(Audited)
ASSETS

Cash and due from banks	$2,936	$5,252
Interest bearing deposits in banks	10,934	6,724
Federal funds sold	500	1,500
Securities available for sale, at fair value	13,355	12,999
Restricted securities	981	788
Loans receivable, net of allowance for loan losses of $2,291 and $1,945 respectively	130,038	124,660
Premises and equipment, net	3,407	3,582
Accrued interest receivable	711	644
Other real estate owned	250	352
Other assets	2,979	3,402

Total Assets	$166,091	$159,903

LIABILITIES

Deposits
Noninterest bearing demand	$25,489	$27,316
Interest bearing
Demand	20,066	17,381
Savings	16,108	15,802
Time deposits over $100,000	25,457	21,934
Other time deposits	44,534	49,581

Total Deposits	131,654	132,014

Accrued expenses and other liabilities	1,488	1,473
Borrowings	14,000	8,500

Total Liabilities	147,142	141,987

STOCKHOLDERS’ EQUITY

Common stock; $.50 par value, authorized 5,000,000, 1,032,418 and 1,029,466 shares outstanding, respectively	516	515
Retained earnings	18,190	17,300
Accumulated other comprehensive loss, net	243	101

Total Stockholders’ Equity	18,949	17,916

Total Liabilities and Stockholders’ Equity	$166,091	$159,903

PIONEER BANKSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In Thousands of Dollars, except share and per share data)

(UNAUDITED)

	Nine Months Ended
	September 30,
	2010	2009
Interest and Dividend Income:
Loans including fees	$6,585	$6,501
Interest on securities - taxable	151	317
Interest on securities - nontaxable	105	71
Interest on deposits and federal funds sold	111	149
Dividends	40	26

Total Interest and Dividend Income	6,992	7,064

Interest Expense:
Deposits	1,293	2,020
Long term debt	80	176

Total Interest Expense	1,373	2,196

Net Interest Income	5,619	4,868
Provision for loan losses	645	710

Net interest income after provision for loan losses	4,974	4,158

Noninterest Income:
Service charges and fees	652	723
Other income	234	138
Gain (Loss) on security transactions	(54)	133

Total Noninterest Income	832	994

Noninterest Expense:
Salaries and benefits	1,819	1,652
Occupancy expenses	276	260
Equipment expenses	351	431
Other expenses	1,456	1,450

Total Noninterest Expenses	3,902	3,793

Income before Income Taxes	1,904	1,359
Income Tax Expense	604	424

Net Income	$1,300	$935

Per Share Data
Net income, basic and diluted	$1.26	$0.91

Dividends	$0.44	$0.43

Weighted Average Shares Outstanding, Basic and Diluted	1,030,715	1,022,185